QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement (File No. 333-107750) of our report dated September 17, 2004, except for Note 2 as to which the date is October 14, 2004, relating to the consolidated balance sheets of Cornerstone Industrial Properties, LLC, and with respect to Cornerstone Realty Fund, LLC for the statement of revenue and certain expenses pursuant to Regulation S-X Rule 3-14 of Zenith Drive Center for the year ended December 31, 2003 and our report thereon dated January 4, 2005, and to the use of our report dated March 4, 2005, with respect to the financial statements and schedule of Cornerstone Realty Fund, LLC, which are contained in that Prospectus of Cornerstone Realty Fund, LLC for the registration of 74,000 limited liability company units.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP
Costa Mesa, California April 21, 2005

QuickLinks

  EXHIBIT 23.1